Exhibit 2.1

                           STOCK PURCHASE AGREEMENT

                         dated as of December 8, 1997

                                by and between

                          THE B.F. GOODRICH COMPANY;

                             TXL HOLDINGS, INC.;

                                     and

                            TRIARC COMPANIES, INC.

                                     for

                      SHARES OF C.H. PATRICK & CO., INC.






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                              TABLE OF CONTENTS

                                                                  PAGE


ARTICLE I   DEFINITIONS...............................................1

     1.01  Definitions................................................1

ARTICLE II   SALE OF PURCHASED SHARES, CLOSING AND POST-
            CLOSING ADJUSTMENT........................................8

     2.01  Sale of Purchased Shares...................................8
     2.02  Closing....................................................8
     2.03  Post-Closing Adjustment....................................8

ARTICLE III   REPRESENTATIONS AND WARRANTIES OF TRIARC
            AND PARENT................................................9

     3.01  Corporate Existence of Parent and the Company.............10
     3.02  Authority.................................................10
     3.03  Capital Stock.............................................10
     3.04  Subsidiaries..............................................11
     3.05  No Conflicts..............................................11
     3.06  Approvals and Filings.....................................11
     3.07  Financial Statements and Condition; Absence of Undisclosed
           Liabilities and Changes...................................12
     3.08  Taxes.....................................................14
     3.09  Legal Proceedings.........................................14
     3.10  Compliance With Laws and Orders...........................14
     3.11  Benefit Plans; ERISA......................................14
     3.12  Real Property.............................................15
     3.13  Tangible Personal Property................................16
     3.14  Intellectual Property Rights..............................16
     3.15  Contracts.................................................16
     3.16  Licenses..................................................17
     3.17  Insurance.................................................17
     3.18  Labor Relations...........................................18
     3.19  Environmental Matters.....................................18
     3.20  Brokers...................................................19
     3.21  Disclosure Schedule.......................................19
     3.22  No Other Buyers...........................................19

ARTICLE IV   REPRESENTATIONS AND WARRANTIES OF PURCHASER.............20

     4.01  Corporate Existence.......................................20
     4.02  Authority.................................................20
     4.03  No Conflicts..............................................20


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     4.04  Governmental Approvals and Filings........................21
     4.05  Legal Proceedings.........................................21
     4.06  Purchase for Investment...................................21
     4.07  Brokers...................................................21
     4.08  Financing.................................................21

ARTICLE V   COVENANTS OF TRIARC AND PARENT...........................22

     5.01  Cooperation; Regulatory Approvals.........................22
     5.02  HSR Filings...............................................22
     5.03  Investigation by Purchaser................................23
     5.04  Conduct of Business Pending Closing.......................23

ARTICLE VI  COVENANTS OF PURCHASER...................................24

     6.01  Corporation; Regulatory and Other Approvals...............24
     6.02  HSR Filings...............................................25
     6.03  Notice of Breaches........................................25

ARTICLE VII   CONDITIONS TO OBLIGATIONS OF PURCHASER.................25

     7.01  Representations and Warranties............................25
     7.02  Performance...............................................26
     7.03  Officers' Certificates....................................26
     7.04  Orders and Laws...........................................26
     7.05  Regulatory Consents and Approvals.........................26
     7.06  Third Party Consents......................................26
     7.07  Opinion of Counsel........................................26
     7.08  Indebtedness; Encumbrances................................27
     7.09  Delivery of Documents.....................................27
     7.10  Material Adverse Effect...................................27

ARTICLE VIII   CONDITIONS TO OBLIGATIONS OF PARENT...................27

     8.01  Representations and Warranties............................27
     8.02  Performance...............................................27
     8.03  Officers' Certificates....................................28
     8.04  Orders and Laws...........................................28
     8.05  Regulatory Consents and Approvals.........................28
     8.06  Third Party Consents......................................28
     8.07  Opinion of Counsel........................................28
     8.08  Purchase Price............................................28


                                    - ii -



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ARTICLE IX   TAX MATTERS.............................................28

     9.01. Section 338(h)(10) Election...............................28
     9.02. Tax Indemnity.............................................29
     9.03. Tax Returns, Contests.....................................29
     9.04. Tax Sharing Agreements....................................31
     9.05. Exclusivity...............................................31

ARTICLE X   SURVIVAL.................................................31

     10.01 Survival of Representations, Warranties, Covenants
           and Agreements............................................31

ARTICLE XI   INDEMNIFICATION.........................................32

     11.01 Indemnification...........................................32
     11.02 Limitation of Liability...................................34
     11.03 Procedure for Indemnification.............................34
     11.04 Cooperation...............................................35
     11.05 Exclusivity; Waiver.......................................35

ARTICLE XII   ENVIRONMENTAL MATTERS..................................36

     12.01 Indemnity Obligations Related to Environmental Matters....36
     12.02 Notification of Disputes..................................37
     12.03.Environmental Cost........................................38
     12.04.Duty of Reasonable Cooperation............................38
     12.05.Disclosure of Information.................................38
     12.06.Retention of Rights by Indemnifying Party.................39
     12.07.Sole and Exclusive Remedy.................................39

ARTICLE XIII   TERMINATION...........................................39

     13.01 Termination...............................................39
     13.02 Effect of Termination.....................................39

ARTICLE XIV   MISCELLANEOUS..........................................40

     14.01 Notices...................................................40
     14.02 Entire Agreement..........................................41
     14.03 Expenses..................................................41
     14.04 Public Announcements......................................41
     14.05 Confidentiality...........................................41
     14.06 Further Assurances; Post-Closing Cooperation; Supply
           Agreement.................................................42
                                    - iii -


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     14.07 Waiver....................................................42
     14.08 Amendment.................................................43
     14.09 No Third Party Beneficiary................................43
     14.10 No Assignment; Binding Effect.............................43
     14.11 Headings..................................................43
     14.12 Invalid Provisions........................................43
     14.13 Governing Law.............................................43
     14.14 Counterparts..............................................44
     14.15 Non-Competition Covenant..................................44
     14.16 Triarc Guaranty...........................................44






























                                    - iv -




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           This Stock  Purchase  Agreement  dated as of December 8, 1997 is made and  entered  into  by  and  between  The  B.F.  Goodrich  Company,  a New  York corporation  ("Purchaser"),  Triarc  Companies,  Inc.,  a  Delaware  corporation
("Triarc"),   and  TXL  Holdings,   Inc.,  a  Delaware  corporation  ("Parent").
Capitalized  terms not otherwise  defined  herein have the meanings set forth in
Section 1.01 below.

           WHEREAS, Parent owns all of the common stock, par value $1.00 per share (the "Common Stock"), of C.H. Patrick & Co., Inc., a South Carolina corporation (the "Company"), constituting all of the issued and outstanding shares of capital stock of the Company;

           WHEREAS, Purchaser desires to purchase from Parent, and Parent desires to sell to Purchaser all of the issued and outstanding shares of Common Stock ("Purchased Shares");

           NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                  ARTICLE I
                                 DEFINITIONS
           1.01 Definitions. (a) Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

           "Actions  or  Proceedings"  means  any  action,   suit,   proceeding,
administrative proceeding, arbitration or Governmental or Regulatory Authority investigation, whether pending or final.

           "Adjusted Working Capital" means, with respect to a particular date, an amount equal to the sum of the Company's (i) trade accounts receivable and
(ii) inventory less the Company's trade payables and less the Company's accrued liabilities, except, in the case of the Company's accrued liabilities, such accrued liabilities are to be calculated excluding the Adjustment Amount, based on the Books and Records of the Company and calculated consistently with past practices of the Company; provided that Adjusted Working Capital does not include intercompany receivables and payables.

           "Affiliate" means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

           "Agreement" means this Stock Purchase Agreement and the Exhibits, the Disclosure Schedule and the Schedules hereto and the certificates delivered in accordance with Sections 7.03 and 8.03, as the same shall be amended from time to time.

           "Adjustment Amount" means, the sum of: (i) the Company's intercompany accounts, (ii) accruals, if any, under the Company's tax sharing agreements or management services agreements, (iii) any interest expense accruals, and (iv) any other income tax accruals.


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        "Asserted Liability" has the meaning ascribed to it in Section 11.03(a).

        "Assets and Properties" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, and wherever situated), operated, owned or leased by such Person.

           "Benefit Plan" means any Plan established by the Company or any predecessor or Affiliate of the Company existing at the Closing Date to which the Company contributes, or under which any employee, former employee or director of the Company or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

           "Books and Records" means all files, documents, instruments, papers, books and records relating to the Business or Condition of the Company owned by the Company, including without limitation financial statements, tax returns and related work papers (other than books and records for income and franchise taxes) and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, audit reports, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

           "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of New York or South Carolina are authorized or obligated to close.

           "Business or Condition of the Company" means the business, financial condition or results of operations of the Company.

         "CERCLIS" means the Comprehensive Environmental Response and Liability Information System, as provided by 40 C.F.R. ss.300.5.

     "Claim Notice" has the meaning ascribed to it in Section 11.03(a).

  "Closing" means the closing of the transactions contemplated by Section 2.02.

           "Closing Adjusted Working Capital" means the determination of the Adjusted Working Capital of the Company as of the Closing Date resulting from the resolution of all disputed matters, whether by the Reviewing Accountant or by Triarc and Purchaser, in accordance with Section 2.03.

           "Closing Date" means (a) the third Business Day after the day on which the last of the consents, approvals, actions, filings, notices or waiting periods described in or related to the filings described in Sections 7.05, 7.06,
8.05 and 8.06 has been obtained, made or given or has expired, as applicable, or
(b) such other date as Purchaser and Parent mutually agree upon in writing.

   "Closing Disputed Matters" has the meaning ascribed to it in Section 2.03(b).

           "Code" means the Internal Revenue Code of 1986, as amended (or any successor statute thereto) and the rules and regulations promulgated thereunder.



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           "Common Stock" has the meaning ascribed to it in the forepart of this
Agreement.

           "Company" has the meaning ascribed to it in the forepart of this Agreement.

           "Contamination" means the presence of Hazardous Materials in soil, subsurface, surface water, or groundwater on, in, under, or from any property or facility.

           "Contract"  means  any  agreement,   understanding,  lease,  license,
evidence of Indebtedness, mortgage, indenture, security agreement or other contract which is binding upon the Company.

          "Disclosure Schedule" has the meaning ascribed to it in Section 3.21.

          "Environmental Actions" refers to any actual or, to the Knowledge of Parent, threatened complaint, summons, citation, notice, directive, Order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Governmental or Regulatory Authority or any third party involving violation of Environmental Laws.

          "Environmental Costs" means any monetary obligations, losses, liabilities (including strict liability), damages, costs and expenses (including all reasonable out-of-pocket fees, disbursements and expenses of outside counsel, reasonable out-of-pocket expert and reasonable consulting fees and reasonable out-of-pocket costs for environmental site assessments, remedial investigation, feasibility studies and response and remedial actions), fines, penalties, sanctions and interest.

          "Environmental Laws" includes without limitation the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. 9601 et seq., as amended; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. 6901 et seq., as amended; the Clean Air Act ("CAA"), 42 U.S.C. 7401 et seq., as amended; the Clean Water Act ("CWA"), 33 U.S.C. 1251 et seq., as amended; and any other federal, state, local, municipal or foreign laws, statutes, regulations, rules, ordinances or Orders imposing liability, establishing standards of conduct for protection of the environment in effect on the Closing Date.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

            "Financial Statements" means the financial statements of the Company delivered to Purchaser pursuant to Section 3.07.

            "GAAP" means generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable periods covered by the Financial Statements.

            "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, department, commission, official or other instrumentality of the United States or any nation, or any state, county, city or other political subdivision thereof.

           "Hazardous Materials" shall mean (a) any element, compound, or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste or special waste under Environmental Laws; (b) petroleum or any petroleum-based or petroleum-derived products; (c) polychlorinated biphenyls; (d) any substance listed as a hazardous waste in RCRA exhibiting the hazardous waste characteristics set forth in 40 C.F.R. 261. The term "Hazardous Materials" includes only those asbestos-containing materials which are friable and exposed.

            "HSR Act" means Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and the rules and regulations promulgated thereunder.

            "Income Taxes" means all Taxes imposed with respect to, and on the basis of, the income of the taxpayer.

            "Indebtedness"  of any Person means all  obligations  of such Person
(i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business),
(iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

            "Indemnified Environmental Matters" means any of the following: (a) any violation of Environmental Laws or any License under Environmental Laws by the Company or at the Williston facility on or prior to the Closing Date; (b) any Releases or Contamination in violation of Environmental Laws which was generated by the Company and was disposed of at any location other than any site or facility now or previously owned, operated or leased by the Company and the Williston facility (the "Properties") if the disposal or arrangement of the disposal of the Hazardous Materials at such location took place on or prior to the Closing Date which would trigger an Environmental Action or a liability, Remedial Action or an affirmative obligation under Environmental Laws; and (c) any Releases or Contamination in violation of Environmental Laws migrating from or existing on the Closing Date at any of the Properties which would trigger an Environmental Action or a liability, Remedial Action or an affirmative obligation under Environmental Laws.

            "Indemnified Party" means any Person seeking indemnification under any provision of Article XI.

            "ING Credit Agreement" means that certain $50,000,000 credit agreement, dated as of May 16, 1996, by and among the Company (as borrower), Triarc (as guarantor) and those certain lenders named therein, or any amendment or replacement thereof.

            "Indemnifying Party" means any Person against whom a claim for indemnification is being asserted under any provision of Article XI.

            "Intellectual Property" means all patents and patent rights, trademarks and trademark rights, trade names, service marks, service names, copyrights, and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

            "Knowledge of Parent" means the actual knowledge of certain officers and employees of Parent and the Company as listed in Section 1.01 of the Disclosure Schedule.


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            "Laws" means all laws, statutes, rules, regulations,  ordinances and other pronouncements having the effect of law of the United States or any nation, or any state, county, city or other political subdivision thereof or of any Governmental or Regulatory Authority.

            "Liabilities"   means  all   Indebtedness,   obligations  and  other
liabilities of a Person required by GAAP to be reflected, accrued for or reserved against in a balance sheet of such Person.

            "Licenses"  means  licenses,  permits,  certificates  of  authority,
authorizations,   approvals,  registrations,  franchises  and  similar  consents granted or issued by any Governmental or Regulatory Authority.

            "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind.

            "Loss" means any and all damages, fines, penalties, deficiencies, costs, liabilities, losses and expenses (including without limitation interest, court costs, reasonable fees and disbursements of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment).

            "Material Adverse Effect" means any change or effect that is materially adverse to the Business or Condition of the Company; provided, however, that Material Adverse Effect shall exclude any change or effect due to
(i) general business, economic or financial conditions that are not unique to the Company but also affect other Persons who participate or are engaged in the lines of business in which the Company also participates or is engaged, and (ii) any continuation of an adverse trend or condition disclosed to Purchaser in the Disclosure Schedule.

         "Material Contract" has the meaning ascribed to it in Section 3.15(b).

            "Notice Period" has the meaning ascribed to it in Section 11.03(a).

            "NPL" means the National Priorities List under CERCLA.

            "Option" with respect to any Person means any security, right, subscription, warrant, option, "phantom" stock right or other Contract that gives the right or option to (i) purchase or otherwise receive or be issued any shares of capital stock of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock of such Person or (ii) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock of such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the election of any directors or officers of such Person or the manner in which any shares of capital stock of such Person are voted.

            "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

      "Parent" has the meaning ascribed to it in the forepart of this Agreement.

            "Permitted Lien" means (i) any Lien for Taxes not yet due or payable or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent and (iii) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens could not reasonably be expected to have a Material Adverse Effect.

            "Person" means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

            "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, worker's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

            "Purchase Price" shall mean $72.0 million.

     "Purchase Price Allocation" has the meaning ascribed to it in Section 9.01.

     "Purchased Shares" has the meaning ascribed to it in the forepart of the Agreement.

      "Purchaser" has the meaning ascribed to it in the forepart of this Agreement.

            "Qualified Plan" means each Benefit Plan which is intended to qualify under Section 401 of the Code.

            "Release" means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Materials into the environment.

          "Remedial Action" means any action or expenditure to the extent required to remediate, investigate, clean up, remove, treat or otherwise mitigate a Release or Contamination or to complete post-remedial investigations, monitoring, operation and maintenance or other care with respect thereto.

            "Representatives" has the meaning ascribed to it in Section 5.03.

       "Reviewing Accountant" has the meaning ascribed to it in Section 2.03(b).

   "Section 338(h)(10) Election" has the meaning ascribed to it in Section 9.01.

            "September Adjusted Working Capital" means the Adjusted Working Capital of the Company as of September 28, 1997 as set forth in Annex A.

            "Taxes" means all taxes, assessments, fees, levies and charges of any kind whatsoever imposed by any federal, state, local or foreign taxing authority, including interest, penalties and additions thereto.

            "Tax Returns" means all returns, reports, forms or other information required to be filed with, or supplied to, any tax authority (federal, state, local, or foreign) with respect to any Taxes.

            "Transfer Taxes" means any and all transfer, documentary, use, sales, ad valorem, gross receipts, fees, stamp, recording, intangibles, excise, real property gains taxes, assessments or similar liabilities, together with any interest, penalties and additions imposed by any taxing authority with respect thereto, resulting from the closing of the sale of the Purchased Shares to Purchaser.

      "Triarc" has the meaning ascribed to it in the forepart of this Agreement.

            "Unaudited Financial Statements" means the Financial Statements for the most recent fiscal quarter of the Company delivered to Purchaser pursuant to
Section 3.07(a).

                  (b) Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; and (v) the phrase "ordinary course of business" refers to the business of the Company. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. Any representation or warranty contained herein as to the enforceability of a Contract shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors' rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

                                  ARTICLE II
        SALE OF PURCHASED SHARES, CLOSING AND POST-CLOSING ADJUSTMENT

            2.01 Sale of Purchased Shares. (a) Parent agrees to sell to Purchaser, and Purchaser agrees to purchase from Parent, all of the right, title and interest of Parent in and to the Purchased Shares at the Closing on the terms and subject to the conditions of this Agreement.

                  (b) The Purchase Price shall be paid to Parent in immediately available United States funds at the Closing in the manner provided in Section 2.02.

            2.02 Closing. (a) The Closing will take place at the offices of Schulte Roth & Zabel LLP, special counsel to Parent, 900 Third Avenue, New York, New York 10022, or at such other place as Purchaser and the Company mutually agree, at 10:00 A.M. local time, on the Closing Date. At the Closing, Purchaser will pay to Parent the Purchase Price by wire transfer of immediately available funds to such account as Parent may reasonably direct by written notice delivered to Purchaser by Parent at least one (1) Business Day before the Closing Date, or by such other payment method as the parties may mutually agree upon in writing. Simultaneously, Parent will assign and transfer to Purchaser good and valid title in and to the Purchased Shares, free and clear of all Liens (other than Liens created or suffered to exist by Purchaser), by delivering to Purchaser a certificate or certificates representing the Purchased Shares, duly endorsed in blank or accompanied by duly executed stock powers endorsed in blank.

                  (b) At the Closing, there shall also be delivered to Parent and the Company, on the one hand, and to Purchaser, on the other hand, the opinions, certificates and other documents and instruments to be delivered under Articles VII and VIII.

                  (c)   Purchaser shall be responsible for all Transfer Taxes.

            2.03 Post-Closing Adjustment. (a) The parties hereto acknowledge and agree that the Company's September Adjusted Working Capital was $23.309 million.

                  (b) Following the Closing, Purchaser and its accountants shall be afforded full access to any work papers prepared by the Company or other independent accountants in the preparation of the Company's financial statements, and reasonable access to any officers, employees or other representatives of the Company that participates in the preparation thereof.
Within 30 days after the Closing, Purchaser shall deliver to Parent its calculation of the Closing Adjusted Working Capital with a schedule setting forth the basis of such computation in reasonable detail (the "Statement of Working Capital"). The Statement of Working Capital shall be substantially in the form attached as Annex A. Within 30 days of Parent's receipt of such notice, Parent shall notify Purchaser in writing that either (A) it concurs with Purchaser's calculation of Closing Adjusted Working Capital or (B) it disagrees with such calculation, specifying in reasonable detail the items as to which disagreement exists (the "Closing Disputed Matters") and setting forth its calculation of the Closing Adjusted Working Capital. If a notice of disagreement is delivered by Parent, Purchaser and Triarc shall negotiate in good faith to resolve in writing any Closing Disputed Matters. If Purchaser and Triarc are unable to reach an agreement within a period of 30 days after the receipt by Parent of notice of the existence of any Closing Disputed Matter, then all Closing Disputed Matters as to which written agreement has not been reached shall be submitted to and reviewed by Price Waterhouse L.L.P. (the "Reviewing Accountant"). The parties shall make available to the Reviewing Accountant all work papers and all other information and materials in their respective possessions relating to such dispute. The Reviewing Accountant shall consider only the Closing Disputed Matters. The Reviewing Accountant shall be instructed by the parties to act promptly to resolve all Closing Disputed Matters, and its decision with respect thereto, and its calculation of the Closing Adjusted Working Capital shall be final and binding upon the parties.

                  (c) Within five (5) business days after the earlier of (i) receipt by Purchaser of Parent's concurrence with Purchaser's determination of the Closing Adjusted Working Capital, (ii) Triarc and Purchaser otherwise agreeing in writing as to the calculation of Closing Adjusted Working Capital,
(iii) the date on which Parent must deliver its notice to Purchaser if Parent does not do so and (iv) the final determination by the Reviewing Accountant of the Closing Adjusted Working Capital: (A) if the Closing Adjusted Working Capital exceeds the September Adjusted Working Capital, Purchaser shall pay to Parent the amount equal to such excess, or (B) if the Closing Adjusted Working Capital is less than the September Adjusted

Working Capital, Parent shall pay to Purchaser the amount equal to such deficiency. Any payment pursuant to (A) or (B) above shall be made by wire transfer in immediately available funds and shall be accompanied by interest thereon from the Closing Date to the date of payment at the rate of interest equal to the prime rate as in effect from time to time as reported in The Wall Street Journal column "Money Rates".

                  (d) Each party shall bear its own expenses and the fees and expenses of its own representatives and experts, including its independent auditors, in connection with the preparation, review and dispute (if any), and the final determination, of the Closing Adjusted Working Capital. The parties shall share equally in the costs, expenses and fees of the Reviewing Accountant.

                                 ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF TRIARC AND PARENT

            Parent hereby represents and warrants to Purchaser (and Triarc represents and warrants as to itself only) as follows:

            3.01 Corporate Existence of Parent and the Company. Triarc, Parent and the Company are corporations validly existing and in good standing under the Laws of their respective State of incorporation. Triarc and Parent have full corporate power and authority to execute and deliver this Agreement and to perform their obligations hereunder and to consummate the transactions contemplated hereby. The Company has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets and Properties. The Company is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions specified in Section 3.01 of the Disclosure Schedule, which are the only jurisdictions in which the ownership, use or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary except for those jurisdictions in which the adverse effects of all such failures by the Company to be qualified, licensed or admitted and in good standing in the aggregate could not reasonably be expected to have a Material Adverse Effect.

            3.02 Authority. The execution and delivery by Triarc and Parent of this Agreement, and the performance by Triarc and Parent of their obligations hereunder, have been duly and validly authorized by the respective Board of Directors of Triarc and Parent, no other corporate action on the part of Triarc and Parent or its stockholder being necessary. This Agreement has been duly and validly executed and delivered by Triarc and Parent and constitutes a legal, valid and binding obligation of Triarc and Parent enforceable against Triarc and Parent in accordance with its terms.

            3.03 Capital Stock. (a) The authorized capital stock of the Company consists solely of twenty-five thousand (25,000) shares of Common Stock, all of which are duly and validly issued, outstanding, fully paid and nonassessable and are owned of record directly and exclusively by Parent, and at the Closing, free and clear of all Liens. Except for this Agreement, there are no outstanding Options with respect to the Company. There are no other shares, capital stock, treasury stock, or other form of capitalization or equity ownership of the Company authorized, issued or outstanding. The Company has not issued and is not bound by, and there are not in existence, any voting trusts or other agreements or understandings with respect to the

Common Stock, outstanding or existing subscriptions, Options, warrants, calls, contracts, demands, commitments, convertible or exchangeable securities, subscription rights, preemptive or preferential rights or other agreements, arrangements or understandings of any character or nature whatsoever, including without limitation any such arrangement (other than with respect to a pledge agreement executed in accordance with the ING Credit Agreement) under which either Parent, Triarc or any other party is or may become obligated to issue, acquire, assign, transfer or sell any of the Common Stock or forms of capitalization or substantially all of the assets of Company.

                  (b) The Purchased Shares are fully paid and non-assessable. The delivery of a certificate or certificates at the Closing representing the Purchased Shares in the manner provided in Section 2.02 will grant Purchaser good and valid title to the Purchased Shares, free and clear of all Liens other than Permitted Liens and Liens created or suffered to exist by Purchaser.

            3.04 Subsidiaries. (a) The Company does not own, directly or indirectly, any subsidiaries, nor does it have any investment or proprietary interest, directly or indirectly, in any corporation, association, trust, partnership, joint venture or other entity, except as disclosed in Section 3.04 of the Disclosure Schedule.

                  (b) Except as set forth in the Financial Statements or as set forth in Section 3.04 of the Disclosure Schedule, the Company has no commitment, obligation, guarantee or other form of liability with respect to any entity set forth in Section 3.04 of the Disclosure Schedule of any nature whatsoever.

            3.05 No Conflicts. The execution and delivery by Triarc and Parent of this Agreement do not, and the performance by Triarc and Parent of their obligations hereunder and the consummation of the transactions contemplated hereby will not:

                  (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate or articles of incorporation or by-laws (or other comparable corporate charter documents) of Triarc, Parent or the Company;

                  (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 3.06 or 7.06 of the Disclosure Schedule, materially conflict with or result in a material violation or breach of any term or provision of any Material Contract or Law or Order applicable to Triarc, Parent or the Company or any of their respective Assets and Properties (other than such conflicts, violations or breaches as would occur solely as a result of the identity or the legal or regulatory status of Purchaser or any of its Affiliates); or

                  (c) except as disclosed in Section 3.05 of the Disclosure Schedule or as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or to adversely affect the ability of Parent to consummate the transactions contemplated hereby or to perform its obligations hereunder, (i) conflict with or result in a violation or breach of,
(ii) require Triarc, Parent or the Company to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iii) result in the creation or imposition of any Lien upon Triarc, Parent or the Company or any of their respective Assets and Properties under, any Contract or License to which Triarc, Parent or the Company is a party or by which any of their respective Assets and Properties is bound or affected.

            3.06 Approvals and Filings. Except for filings under the HSR Act, and as disclosed in Section 3.06 or 7.06 of the Disclosure Schedule, no material consent, approval or action of, or material filing with or notice to any Governmental or Regulatory Authority or with respect to any Material Contract on the part of Triarc, Parent or the Company is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby except those as would be required solely as a result of the identity or the legal or regulatory status of Purchaser or any of its Affiliates.

            3.07 Financial Statements and Condition; Absence of Undisclosed Liabilities and Changes. (a) Prior to the execution of this Agreement, the Company has delivered to Purchaser true and complete copies of the following financial statements:

                        (i) the audited balance sheets of the Company as of December 31, 1995 and December 31, 1996 and the related audited consolidated statements of operations and cash flows for the fiscal year then ended, together with a true and correct copy of the report on such audited information by Deloitte & Touche, LLP, and all letters from such accountants with respect to material internal control weaknesses for 1995 and 1996; and

                        (ii) the unaudited balance sheet of the Company as of September 28, 1997, and the related unaudited consolidated statements of operations and cash flows for the portion of the fiscal year then ended.

Except as set forth in the notes thereto and as disclosed in Section 3.07(a) of the Disclosure Schedule, all such financial statements fairly present in all material respects the consolidated financial condition and results of operations of the Company as of the respective dates thereof and for the respective periods covered thereby, in each case in conformity with GAAP applied on a consistent basis throughout the periods involved and subject (in the case of the interim financial statements referred to in clause (ii) above) to normal year-end adjustments (the effects of which individually or in the aggregate will not be materially adverse) and to the absence of footnote disclosures.

                  (b) Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date and as disclosed in Section 3.07(b) of the Disclosure Schedule, since September 28, 1997 there has not been any change in the Business or Condition of the Company having a Material Adverse Effect.

                  (c) Since September 28, 1997, except as disclosed in the Financial Statements, Section 3.07(c) of the Disclosure Schedule or any other Section of the Disclosure Schedule, the Company has not incurred any Liabilities which in the aggregate are material to the Business or Condition of the Company, other than Liabilities incurred in the ordinary course of business.

                  (d) Except as otherwise disclosed in the Disclosure Schedules, since September 28, 1997 to the date of this Agreement, the Company has operated in the ordinary course of business, and there has not been any transaction or occurrence in which the Company has:

                        (i) sold, assigned, licensed, transferred, mortgaged, pledged, or subjected to a Lien any of its Assets and Properties, other than inventory sales and sales of obsolete machinery and equipment not exceeding $100,000 in the aggregate;

                        (ii) terminated or amended in any material respect any Material Contract to which it is a party or suffered any loss or termination or, to the Knowledge of Parent, threatened loss or termination, of any material supplier or customer;

                        (iii) issued or delivered any stock or other securities (whether stock, bonds, debentures or other equity or debt securities) or granted or agreed to grant any Options, or reclassified its shares of capital stock into a different number of shares, or repurchased any shares of any class of capital stock;

                      (iv) introduced any new or revised procedure or method of management, operation or accounting;

                        (v) except as set forth in Section 3.07(d) of the Disclosure Schedule (which obligations shall be the sole responsibility of Triarc), granted or incurred any obligation for (i) any bonus or severance pay or (ii) any increase in the compensation of any officer or employee of the Company (including, without limitation, any increase pursuant to any bonus, pension, profit-sharing, retirement, or other plan or commitment), except for normal merit raises or otherwise in the ordinary course of business consistent with past practice;

                        (vi) declared, set aside or made, or agreed to declare, set aside or make any payments of dividends or any distribution to shareholders or purchased, redeemed or otherwise acquired, directly or indirectly, or agreed to purchase, redeem or acquire, contingently or otherwise, any shares of stock or other securities (other than payments pursuant to the tax sharing or management services agreements, or repayments of intercompany indebtedness at any time and from time to time through the Closing Date, provided that all such amounts are disclosed in writing to Purchaser);

                        (vii) made any capital expenditure or commitment exceeding the amount of $100,000 in the aggregate, or purchased inventory or supplies other than in the ordinary course consistent with past practice; or

                        (viii)agreed, so as to legally bind the Company whether in writing or otherwise, to take any of the actions set forth in paragraphs (i) through (vii) of this Section 3.07(d) that is not otherwise permitted by this Agreement.

Notwithstanding the provisions of Section 3.07, it is agreed that Parent shall, on or before the Closing Date, terminate such tax sharing and management services agreements, as well as all intercompany indebtedness between the Company and Triarc or Affiliates (including Parent) and repay in full third party Indebtedness.

            3.08 Taxes. The Company and any consolidated, combined or unitary group (under any state or local Tax law) of which the Company is or has been a member, has filed or caused to be filed in a timely manner (within any applicable extension periods) all material non-Income Tax Returns required to be filed, and all such Tax Returns are or will be correct and complete in all material respects. All non-Income Taxes shown as due on such Tax Returns have been or will be timely paid in full; and no tax liens that are not Permitted Liens have been filed on any of the assets of the Company and no material claims are being asserted with respect to any non-Income Taxes of the Company, and, except as disclosed in Section 3.08 of the Disclosure Schedule, no examination, audit or inquiry is currently being conducted by any taxing authority, including any examination, audit or inquiry which could result in a liability for non-Income Taxes for which the Company could be liable. There are no outstanding waivers, extensions or comparable consents regarding the application of the statute of limitations with respect to any non-Income Taxes or Tax Returns of the Company.

            3.09 Legal Proceedings. Except as disclosed in Section 3.09 of the Disclosure Schedule, there are no Actions or Proceedings and no Orders pending or, to the Knowledge of Parent, threatened in writing against, relating to or affecting Parent or the Company or any of their respective Assets and Properties which could reasonably be expected (i) to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement, or (ii) to have a Material Adverse Effect. Section 3.09 of the Disclosure Schedule sets forth, as of the date hereof, any pending Actions or Proceedings to which the Company is a party or to which the Assets and Properties of the Company are subject which if adversely determined would result in liability in excess of $100,000.

            3.10 Compliance With Laws and Orders. Except as disclosed in Section
3.10 of the Disclosure Schedule, the Company is in material compliance with, and is not in violation in any material respect of, any Law or Order applicable to the Company, its operations and activities, or any of its Assets and Properties.

            3.11 Benefit Plans; ERISA. (a) Section 3.11(a) of the Disclosure Schedule contains a true and complete list of all of the Benefit Plans, and identifies each of the Benefit Plans that is a Qualified Plan.

                  (b) Except as disclosed in Section 3.11(b) of the Disclosure Schedule, the Company does not maintain and is not obligated to provide benefits under any life, medical or health plan (other than as an incidental benefit under a Qualified Plan) which provides benefits to retirees or other terminated employees other than benefit continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

                  (c) Each of the Benefit Plans that is subject to ERISA and the Code is, and its administration is and has been since inception, in compliance with ERISA and the Code in all respects, except for such failures to comply which could not reasonably be expected to result in a material liability on the part of Purchaser, the Company or any fiduciary of any such Benefit Plan.

                  (d) All contributions and other payments required to be made by Parent or the Company to any Benefit Plan with respect to any period ending before or at or including the Closing Date have been made or reserves adequate for such contributions or other payments have been or will be set aside therefor and have been accrued in the Financial Statements in accordance with GAAP.

                  (e) There are no claims pending or, to the Knowledge of Parent, threatened in writing by or on behalf of any Benefit Plan, by any Person covered thereby, or otherwise, which allege violations of Law which, individually or in the aggregate, could reasonably be expected to result in a material liability on the part of Purchaser, the Company or any fiduciary of any such Benefit Plan.

                  (f) The Company does not participate in or have any present or future obligation or liability under any "multiemployer plan" as that term is defined by ERISA. Each Qualified Plan which is qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and no fact or event has occurred since the date of such determination which would reasonably be expected to adversely affect the qualified status of any such Benefit Plan. No non-exempt "prohibited transactions" as defined in Section 406 of ERISA or Section 4975 of the Code have occurred or been engaged in with respect to any Benefit Plan. There are no "accumulated funding deficiencies" as defined in Section 412 of the Code (whether or not waived) with respect to any Pension Plan. No "reportable events" (as that term is defined in Section 4043(b) of ERISA) have occurred with respect to the Pension Plans which would result in any liability to the Company.

                  (g) Parent has heretofore delivered or made available to the Purchaser correct and complete copies of each Benefit Plan and to the extent required to be filed, the most recent Annual Report on Form 5500 and accompanying schedules for each Benefit Plan as filed with the Internal Revenue Service.

            3.12 Real Property. (a) Section 3.12(a) of the Disclosure Schedule contains a true and correct list of (i) each parcel of real property owned or operated by the Company, (ii) each parcel of real property leased by the Company (as lessor or lessee) and (iii) all Liens (other than Permitted Liens) relating to or affecting any parcel of owned real property or Company's leasehold interest in the leased property referred to in clauses (i) or (ii).

                  (b) Except as disclosed in Section 3.12(b) of the Disclosure Schedule, the Company has good and marketable fee simple title to each parcel of real property presently owned by it. Except for the real property leased by the Company to other Persons referred to in clause (ii) of paragraph (a) above, the Company is in possession of each parcel of real property presently owned by it, together with all buildings, structures, facilities, fixtures and other improvements thereon. To the Knowledge of Parent, the Company has received no written notice of an adverse claim to its ownership of the owned real property during the last three years.

                  (c) The Company has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the real properties leased by it as lessee under leases referred to in clause (ii) of paragraph (a) above for the full term of the lease thereof. Except as set forth in Section 3.12(c) of the Disclosure Schedule, there is no default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder except for such defaults that could not, individually or in the aggregate with other such defaults, reasonably be expected to have a Material Adverse Effect.

                  (d) To the Knowledge of Parent, the Company has not disposed of any real property owned by it since April 1979.

            3.13 Tangible Personal Property. The Company is in possession of and has good title to, or has valid leasehold interests in or valid rights under Contract to use, all material tangible personal property currently used in the Business. All such tangible personal property is free and clear of all Liens, other than Permitted Liens and Liens disclosed in Section 3.13 of the Disclosure Schedule, and is in good working order and condition, ordinary wear and tear excepted.

            3.14 Intellectual Property Rights. Section 3.14 of the Disclosure Schedule sets forth a true and correct list of all registered Intellectual Property material to the Business or Condition of the Company presently owned or licensed by the Company and used in the conduct of the business of the Company. Except as disclosed in Section 3.14 of the Disclosure Schedule, the Company owns or possesses licenses or other rights to use all material Intellectual Property and all material inventions, know-how, discoveries, trade secrets, technology and technical data and other proprietary information as is necessary to conduct the Company's business as currently conducted; and there is no pending or, to the Knowledge of Parent, threatened in writing, claim of infringement upon the proprietary intellectual property rights relating to the Company's business and there is no pending or, to the Knowledge of Parent, threatened written claim of infringement upon the rights of others therein which, individually or in the aggregate, would have a Material Adverse Effect.

            3.15 Contracts. (a) Section 3.15(a) of the Disclosure Schedule contains a true and complete list of each of the following types of Contracts (true and complete copies of which, together with all amendments and supplements thereto, have been delivered to Purchaser prior to the execution of this Agreement), to which, as of the date hereof, the Company is a party or by which any of its Assets and Properties is bound:

                        (i) all Contracts with any Person containing any provision or covenant prohibiting or materially limiting the ability of the Company to engage in any business activity or compete with any Person or prohibiting or materially limiting the ability of any Person to compete with the Company;

                   (ii) all partnership, joint venture, shareholders' or other similar Contracts with any Person;

                        (iii) all Contracts relating to the future disposition or acquisition of any Assets and Properties individually or in the aggregate material to the Business or Condition of the Company, other than dispositions of inventory, obsolete equipment in an amount less than $100,000, or acquisitions of supplies in the ordinary course of business;

                    (iv)  all collective bargaining or similar labor Contracts;

                        (v) all Contracts (other than this Agreement) that (A) limit or contain restrictions on the ability of the Company to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital stock, to incur Indebtedness, to incur or suffer to exist any Lien, to purchase or sell any Assets and Properties, to change the lines of business in which it participates or engages or to engage in any merger or other business combination or (B) require the Company to maintain specified financial ratios or levels of net worth or other indicia of financial condition; and

                        (vi) all contracts or commitments for capital goods or equipment that require future expenditures in excess of $100,000 and all supply and purchase Contracts with a term of more than one year relating to goods and supplies, with a purchase price in excess of $100,000.

                  (b) Each Contract required to be disclosed in Section 3.15(a) of the Disclosure Schedule (each, a "Material Contract") is in full force and effect (except as may expire in accordance with its terms between the date hereof and the Closing Date) and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company. Except as disclosed in Section 3.15(b) of the Disclosure Schedule, neither the Company nor, to the Knowledge of Parent, any other party thereto is in violation or breach of or default under any Material Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Material Contract), the effect of which, individually or in the aggregate with other such violations, breaches and defaults, would reasonably be expected to have a Material Adverse Effect.

            3.16 Licenses. Except as disclosed in Section 3.16 of the Disclosure Schedule, the Company owns or validly holds all Licenses material to the conduct of the Company business as currently conducted, and the Company is not in material default (or with the giving of notice or lapse of time or both, would be in default) under any such License.

            3.17 Insurance. Section 3.17 of the Disclosure Schedule contains a true and complete list of all material insurance policies currently in effect that insure the Assets and Properties or employees of the Company or affect or relate to the ownership, use or operation of any of the Assets and Properties of the Company and that (i) have been issued to the Company or (ii) have been issued to any Person (other than the Company) for the benefit of the Company. Each policy referred to in clause (i) above is valid and binding and in full force and effect, no material premiums due thereunder have not been paid and the Company has not received any written notice of cancellation or termination in respect of any such policy or is in default thereunder in any material respect.

            3.18 Labor Relations. Except as disclosed in Section 3.18 of the Disclosure Schedule, no employee of the Company is presently a member of a collective bargaining unit, and there are no pending material disputes, grievances or unfair labor practice claims. Since September 28, 1997, there has been no work stoppage, strike or other concerted action by employees of the Company.

            3.19 Environmental Matters. Except as disclosed in Section 3.19 of the Disclosure Schedule:

                  (a) The Company has obtained and is in compliance with all necessary Licenses required under Environmental Laws. The operations of the Company are in compliance with Environmental Laws. The Company has not received any written notification alleging a violation of Licenses required under Environmental Laws from any Governmental or Regulatory Authority and, to the Knowledge of Parent, there are no facts that would reasonably give rise thereto.

                  (b) No written notification of a Release that would trigger a Remedial Action has been received or provided by or on behalf of the Company and no site or facility now or previously owned, operated, leased or, to the Knowledge of Parent, used for disposal of wastes by the Company is listed on the NPL, CERCLIS or any similar state or local list of sites requiring investigation or Remedial Action required under Environmental Laws.

                  (c) Parent's representations and warranties regarding or referring to any Environmental Laws, Licenses issued thereunder, Hazardous Materials, Releases, or any other environmental matters are limited to the language contained in this Section 3.19.

                  (d) No Environmental Actions have been asserted against the Company nor has the Company received any written notice of any pending or, to the Knowledge of Parent, threatened Environmental Action against the Company, and neither the Parent nor the Company are bound by any Order relating to compliance with applicable Environmental Laws or requiring either of them to take or participate in any Remedial Action under Environmental Laws.

                  (e) The Company has no underground storage tanks at any of its present or former operating locations, and no Hazardous Materials have been or are currently located at, in, on, under or about the property of the Company in a manner which requires notification to any Governmental or Regulatory Authority or requires Remedial Action under applicable Environmental Laws.

                  (f) The premises of the Company do not contain any friable and exposed asbestos-containing material or PCB containing material in violation of applicable Environmental Laws and no environmental liens have attached to any property owned or operated by the Company.

            3.20 Brokers. Except for Morgan Stanley & Co. Incorporated and Merrill Lynch & Co., whose fees, commissions and expenses are the sole responsibility of Parent, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Parent directly with Purchaser without the intervention of any Person on behalf of Parent in such manner as to give rise to any valid claim by any Person against Purchaser or the Company for a finder's fee, brokerage commission or similar payment.

            3.21 Disclosure Schedule. On or prior to the date hereof, Parent has delivered to Purchaser a schedule (as the same may be revised or supplemented pursuant to this Section 3.21, the "Disclosure Schedule") setting forth, among other things, items of disclosure relating to any or all of the representations and warranties of Parent; provided, that the mere inclusion of an item in the Disclosure Schedule shall not be deemed an admission by Parent that such item represents a material exception or fact, event or circumstance or that such item would result in a Material Adverse Effect. Parent shall, by notice in accordance with this Agreement, revise or supplement any Section of the Disclosure Schedule to include any matters (x) which, if existing or occurring before or at the date of this Agreement, would have caused any representation or warranty of Parent to be untrue or incorrect if not set forth or described in the Disclosure

Schedule, and (y) hereafter arising prior to the Closing which, if existing or occurring before or at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule; it being hereby agreed and understood that any such revision or supplement to any Section of the Disclosure Schedule shall not be deemed to modify or amend any representation or warranty to which such revised or supplemented Disclosure Schedule relates unless Purchaser shall expressly consent to such modification or amendment in writing. In no event shall Parent have any liability by virtue of its failure to disclose in response to any Section of this Agreement information which is disclosed elsewhere in the Disclosure Schedule.

            3.22 No Other Buyers. Triarc and Parent are free to negotiate, execute, deliver and perform this Agreement and the transactions contemplated herein without breaching, violating, or otherwise conflicting with any contractual or other commitments to or with any party other than the Purchaser regarding the potential transfer, sale or disposition of the Company's assets or the Common Stock, and so long as this Agreement is in effect they shall not, directly or through any representative or agent, discuss, negotiate, make inquiry or review, offer, solicit, or accept any possible offer, or other expression of interest of any kind or proposal as to the acquisition, sale, transfer or purchase of substantially all of the Company's assets or the Common Stock, in whole or in part, by any person or entity other than the Purchaser.

                                  ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF PURCHASER

            Purchaser hereby represents and warrants to Parent as follows:

            4.01 Corporate Existence. Purchaser is a corporation validly existing and in good standing under the Laws of the State of New York. Purchaser has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

            4.02 Authority. The execution and delivery by Purchaser of this Agreement, and the performance by Purchaser of its obligations hereunder, have been duly and validly authorized by the Board of Directors of Purchaser, no other corporate action on the part of Purchaser or its stockholders being necessary. This Agreement has been duly and validly executed and delivered by Purchaser, and constitutes the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

            4.03 No Conflicts. The execution and delivery by Purchaser of this Agreement does not, and the performance by Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby will not:

                  (a) conflict with, or result in a violation or breach of, any of the terms, conditions or provisions of the certificate of incorporation or by-laws (or other comparable corporate charter document) of Purchaser;

                  (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Schedule 4.04 hereto, conflict with, or result in a violation or breach of, any term or provision of any Law or Order applicable to Purchaser or any of its Assets and Properties (other than such conflicts, violations or breaches (i) which could not in the aggregate reasonably be expected to adversely affect the validity or enforceability of this Agreement or (ii) as would occur solely as a result of the identity or the legal or regulatory status of Triarc or any of its Affiliates); or

                  (c) except as disclosed in Schedule 4.03 hereto or as could not, individually or in the aggregate, reasonably be expected to adversely affect the ability of Purchaser to consummate the transactions contemplated hereby or to perform its obligations hereunder, (i) conflict with or result in a violation or breach of, (ii) require Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iii) result in the creation or imposition of any Lien upon Purchaser or any of its Assets or Properties under, any Contract or License to which Purchaser is a party or by which any of its Assets and Properties is bound or affected.

            4.04 Governmental Approvals and Filings. Except for compliance with the HSR Act, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except where the failure to obtain any such consent, approval or action, to make any such filing or to give any such notice could not reasonably be expected to adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder.

            4.05 Legal Proceedings. There are no Actions or Proceedings pending or, to the knowledge of Purchaser, threatened against, relating to or affecting Purchaser or any of its Assets and Properties which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

            4.06 Purchase for Investment. The Purchased Shares will be acquired by Purchaser for its own account for the purpose of investment and not with the view to, or for resale in connection with, any distribution thereof. Purchaser acknowledges that Triarc has represented to it that the Purchased Shares have not been, and will not be, registered under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder (the "Securities Act"), by reason of a specific exemption from the registration provisions of the Securities Act, which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Purchaser's representations as expressed herein. Purchaser acknowledges that the Purchased Shares must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. Purchaser will refrain from transferring or otherwise disposing of any of the Purchased Shares, or any interest therein, in such manner as to cause Triarc, Parent or the Company to be in violation of the registration requirements of the Securities Act or applicable state securities or blue sky laws.

            4.07 Brokers. Except for NationsBanc Montgomery Securities, Inc., whose fees, commissions and expenses are the sole responsibility of Purchaser, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Purchaser directly with Triarc, Parent and the Company without the intervention of any Person on behalf of Purchaser in such manner as to give rise to any valid claim by any Person against Triarc, Parent or the Company for a finder's fee, brokerage commission or similar payment.

            4.08 Financing. Purchaser has sufficient funds to pay the Purchase Price for the Purchased Shares.

                                  ARTICLE V
                        COVENANTS OF TRIARC AND PARENT

            Triarc and Parent covenant and agree with Purchaser that, at all times from and after the date hereof until the Closing, Triarc and Parent will, and will cause the Company to comply, with all covenants and provisions of this
Article V, except to the extent Purchaser may otherwise consent in writing.

            5.01 Cooperation; Regulatory Approvals. (a) Triarc and Parent agree to use their reasonable best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated hereby.

                  (b) In addition to the foregoing, Triarc and Parent will, and will cause the Company to, (i) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Authorities or any other Person required of Triarc, Parent and the Company to consummate the transactions contemplated hereby, including without limitation those described in Sections 3.05 and 3.06 of the Disclosure Schedule,
(ii) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and
(iii) provide reasonable cooperation to Purchaser in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authorities or other Persons required of Purchaser to consummate the transactions contemplated hereby. Parent will provide prompt notification to Purchaser when any such consent, approval, action, filing or notice referred to in clause (i) above is obtained, taken, made or given, as applicable, and will advise Purchaser of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement.

            5.02 HSR Filings. In addition to and not in limitation of the covenants of Triarc and Parent contained in Section 5.01, Parent will (a) take promptly all actions necessary to make the filings required of Parent or its Affiliates under the HSR Act, (b) comply at the earliest practicable date with any request for additional information received by Parent or any of its Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and (c) cooperate with Purchaser in connection with Purchaser's filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice or state attorneys general.

            5.03 Investigation by Purchaser. From and after the date hereof, Parent shall, and shall cause the Company to (a) provide Purchaser and its officers, employees, and Purchaser's counsel, accountants, financial advisors, consultants and other representatives

(collectively, the "Representatives") with reasonable access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the Company and its Assets and Properties and Books and Records but only to the extent that such access does not unreasonably interfere with the business and operations of the Company, and (b) furnish Purchaser and its Representatives with all such information and data concerning the business and operations of the Company as Purchaser or any of such Representatives reasonably may request in connection with such investigation except to the extent that furnishing any such information or data would violate any Law, Order, Contract or License applicable to Parent or the Company or by which any of their respective Assets and Properties is bound.

            5.04 Conduct of Business Pending Closing. Parent hereby covenants that, from the date hereof to and including the Closing Date, unless Purchaser shall otherwise consent (such consent not to be unreasonably withheld or delayed) or as otherwise contemplated by this Agreement:

                  (a) the Company's business shall be conducted and the Assets and Properties of the Company shall be repaired and maintained only in the ordinary course, in a manner consistent with past practice;

                  (b) the Company shall not (i) make any commitment to make any capital expenditures after the Closing Date in excess of $100,000, (ii) amend or waive any material rights under any of its Material Contracts other than in the ordinary course, or (iii) enter into (1) any written employment or severance agreement with any of the Company's employees or (2) any new Benefit Plan or, except to the extent necessary to comply with applicable Law (in which event any additional liability shall be deemed an accrued liability for purposes of the Closing Adjusted Working Capital), amend any existing Benefit Plan or grant any increases in compensation to the Company's employees in excess of increases in compensation consistent with the past practices of the Company's business;

                  (c) except in the ordinary course of business consistent with past practice, the Company shall not dispose of any of its Assets or Properties, other than (i) inventory sales, (ii) sales in the ordinary course of business of obsolete machinery and equipment no longer used or useful in the business of the Company not to exceed $100,000 in the aggregate and (iii) sales and other dispositions of machinery and equipment, whether or not obsolete, in connection with the purchase of machinery or equipment replacing the machinery or equipment sold or disposed not to exceed $100,000 in the aggregate;

                  (d) the Company shall maintain in full force and effect all insurance policies now in effect or renewals thereof covering the Assets and Properties of the Company and the Company's employees;

                  (e) Parent shall promptly notify Purchaser of the following of which it becomes aware: (i) any material breach or violation of, default or event of default under, or actual or threatened termination or cancellation of any Material Contract relating to the Company's business; (ii) any material loss of or damage to any of the Assets and Properties; or (iii) any written notice received by the Company alleging breach or violation by the Company of any Material Contract;

                  (f) the Company shall not make any material change to any business policy of its business, including, without limitation, promotional, advertising, marketing, pricing, purchasing, personnel, return or product acquisition policy (other than in the ordinary course in response to changes in market conditions); and

                  (g) the Company shall use its commercially reasonable efforts to preserve for the benefit of its business its relations with its customers and suppliers.

            Nothing contained in this Agreement shall restrict the Company from paying cash dividends, making payments pursuant to the tax sharing or management services agreements identified in the Disclosure Schedule, or repaying intercompany indebtedness at any time and from time to time through the Closing Date; provided that the foregoing shall not constitute authorization to the Company, Parent or Triarc to conduct the business of the Company in violation of the foregoing provisions of this Section 5.04.

            5.05 Transfer of Savings Plan Assets. As soon as practicable after the Closing Date, Triarc shall cause to be transferred out of the Triarc 401(k) Master Trust the assets of C.H. Patrick & Co., Inc. Retirement Savings Plan into a trust newly established by the Purchaser as is necessary for the purpose of holding the assets of such plan. The parties agree to cooperate in good faith to establish mutually agreeable procedures to effectuate such transfer promptly following the Closing Date.

                                  ARTICLE VI
                            COVENANTS OF PURCHASER

            Purchaser covenants and agrees with Parent that, at all times from and after the date hereof until the Closing Purchaser will comply with all covenants and provisions of this Article VI, except to the extent Parent may otherwise consent in writing.

            6.01 Corporation; Regulatory and Other Approvals. (a) Purchaser agrees to use its reasonable best efforts to take or cause to be taken all action and to do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated hereby.

                  (b) In addition to the foregoing, Purchaser will (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Authorities or any other Person required of Purchaser to consummate the transactions contemplated hereby, including without limitation those described in Schedules 4.03 and 4.04 hereto, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and (c) provide reasonable cooperation to Parent in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authorities or other Persons required of Parent or the Company to consummate the transactions contemplated hereby. Purchaser will provide prompt notification to Parent when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Parent of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement.

            6.02 HSR Filings. In addition to and without limiting Purchaser's covenants contained in Section 6.01, Purchaser will (i) take promptly all actions necessary to make the filings required of Purchaser or its Affiliates under the HSR Act, (ii) comply at the earliest practicable date with any request for additional information received by Purchaser or its Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and (iii) cooperate with Parent and the Company in connection with Parent's filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice or state attorneys general.

            6.03 Notice of Breaches. From and after the date hereof, the Purchaser shall promptly notify Parent and Triarc in writing of any material breach or violation of any representation or warranty of Parent and Triarc contained herein as to which the Purchaser's Designated Representatives have actual knowledge. The "Purchaser's Designated Representatives" shall mean those employees of Purchaser who participated in the negotiation of this Agreement or the due diligence review of the Company or its Assets and Properties in connection herewith.

                                 ARTICLE VII
                    CONDITIONS TO OBLIGATIONS OF PURCHASER

            The obligations of Purchaser hereunder to purchase the Purchased Shares are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

            7.01 Representations and Warranties. The representations and warranties made by Triarc and Parent in this Agreement shall be true and correct in all material respects (except that those representations and warranties which expressly contain a materiality qualifier shall be true and correct in all respects) on and as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date.

            7.02  Performance.  Triarc  and  Parent  shall  have  performed  and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Triarc and Parent at or before the Closing.

            7.03 Officers' Certificates. Triarc and Parent shall have delivered to Purchaser certificates, dated as of the Closing Date and executed by the Chairman of the Board, the President or any Vice President of Triarc and Parent in form and substance customary for transactions of this type and reasonably satisfactory to Purchaser, and certificates, dated as of the Closing Date and executed by the Secretary or any Assistant Secretary of Triarc and Parent in form and substance customary for transactions of this type and reasonably satisfactory to Purchaser.

            7.04 Orders and Laws. No Actions or Proceedings shall have been instituted (and be pending) by any Governmental or Regulatory Authority seeking to restrain or prohibit this Agreement or the transactions contemplated hereby. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

            7.05 Regulatory Consents and Approvals. All material consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Purchaser and Parent to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement, including under the HSR Act, shall have occurred.

            7.06 Third Party Consents. The consents (or in lieu thereof waivers) listed in Section 7.06 of the Disclosure Schedule shall have been obtained and shall be in full force and effect.

            7.07 Opinion of Counsel. Purchaser shall have received the opinion of Schulte Roth & Zabel LLP, special counsel to Parent (which as to matters concerning Triarc may rely on an opinion from Triarc's Vice President and Associate General Counsel), dated the Closing Date, and the opinion of the McNair Law Firm P.A., counsel to the Company, dated the Closing Date, in form and substance customary for transactions of this type and reasonably acceptable to Purchaser.

            7.08 Indebtedness; Encumbrances. As of the Closing, (a) all outstanding Indebtedness of the Company (including all Indebtedness (including any and all interest expenses accrued and unpaid thereon and any prepayment fees and penalties and any payment or reimbursement of expenses payable with respect thereto) under the ING Credit Agreement and all intercompany debt) shall be paid in full and (b) the Company shall have obtained the release of all Liens on all Assets securing such Indebtedness. At the Closing, the Parent shall provide or arrange to be provided to Purchaser all releases and other documents in form and substance reasonably satisfactory to Purchaser necessary for the release (actual and of record) of such Liens.

            7.09 Delivery of Documents. Parent shall have executed and/or delivered to the Purchaser the following items: (a) certificates representing all of the Common Stock, duly endorsed in blank or accompanied by stock powers duly endorsed in blank, in proper form for transfer to the Purchaser, and the minute books, stock certificate books, stock ledgers, seal(s) and all other corporate records of the Company; (b) a certified copy of the Articles of Incorporation of the Company, and any amendments thereto; a copy of the By-laws of the Company, and any amendments thereto, certified as true and accurate by an officer of the Company; and a short form Certificate of Good Standing for Triarc, Parent and the Company; (c) written resignations, effective as of the Closing Date, of the directors of the Company; and (d) written resignations, effective as of the Closing Date, of the officers of the Company who are also officers of Triarc or Parent.

            7.10 Material Adverse Effect. There shall not have occurred any event or casualty that has a Material Adverse Effect upon the Company and its Assets and Properties or upon the Condition or Business of the Company.

                                 ARTICLE VIII
                     CONDITIONS TO OBLIGATIONS OF PARENT

            The obligations of Parent hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Parent in its sole discretion):

            8.01 Representations and Warranties. The representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects (except that those representations and warranties which expressly contain a materiality qualifier shall be true and correct in all respects) on and as of the Closing Date as though made on and as of the Closing Date.

            8.02 Performance. Purchaser shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

            8.03  Officers'  Certificates.  Purchaser  shall have  delivered  to
Parent a certificate, dated the Closing Date and executed by the Chairman of the Board, the President or any Vice President of Purchaser, in form and substance customary for transactions of this type and reasonably satisfactory to Parent, and a certificate, dated the Closing Date and executed by the Secretary or any Assistant Secretary of Purchaser, in form and substance customary for transactions of this type and reasonably satisfactory to Parent.

            8.04 Orders and Laws. No Actions or Proceedings shall have been instituted (and be pending) by any Governmental or Regulatory Authority seeking to restrain or prohibit this Agreement or the transactions contemplated hereby. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

            8.05 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Parent and Purchaser to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement, including under the HSR Act, shall have occurred.

            8.06 Third Party Consents. The consents (or in lieu thereof waivers) listed in Section 8.06 of the Disclosure Schedule shall have been obtained and shall be in full force and effect.

            8.07 Opinion of Counsel. Parent shall have received the opinion of the Associate General Counsel to Purchaser, dated the Closing Date, in form and substance customary for transactions of this type and reasonably satisfactory to Parent.

            8.08 Purchase Price. Purchaser shall have paid the Purchase Price to the Parent in immediately available funds.

                                  ARTICLE IX
                                 TAX MATTERS

            9.01. Section 338(h)(10) Election. Parent and Purchaser agree to jointly make a timely election under Section 338(h)(10) of the Code and the regulations issued thereunder and under any comparable provisions of applicable state and local Income Tax laws (the "Section 338(h)(10) Election"). The Section 338(h)(10) Election shall be based upon the purchase price allocation set forth in Section 9.01 of the Disclosure Schedule (the "Purchase Price Allocation"). Parent and Purchaser agree to act in accordance with the Purchase Price Allocation in the preparation, filing and audit of any Tax Return.

            9.02. Tax Indemnity. (a) Triarc and Parent, jointly and severally, shall indemnify and hold harmless Purchaser and the Company with respect to (i) any Income Taxes that may be imposed on the Company with respect to all taxable periods of the Company ending on or prior to the Closing Date, including income taxes resulting from the Section 338(h)(10) election described in Section 9.01, other than Income Taxes imposed on transactions, if any occurring on the Closing Date subsequent to the Closing, (ii) all Income Taxes allocated to Parent pursuant to subsection (b) of this Section 9.02, and (iii) any Income Taxes assessed against the Company for which the Company is severally liable under Treasury Regulation ss. 1.1502-6 or any comparable state, local or foreign tax provisions in connection with having been a member of a consolidated combined or unitary group immediately prior to the Closing Date.

                  (b) If, for any United States federal, state, local or foreign Income Tax purposes, the taxable period of the Company does not terminate on the Closing Date, Income Taxes, if any, attributable to the taxable period of the Company that includes the Closing Date shall be allocated to (i) Parent for the period up to and including the Closing Date, and (ii) Purchaser for the period subsequent to the Closing Date. For purposes of the preceding sentence, Taxes for the period up to and including the Closing Date and for the period subsequent to the Closing Date shall be determined on the basis of an interim closing of the books as of the close of business on the Closing Date as if such taxable period consisted of one taxable period ending on the Closing Date followed by a taxable period beginning on the day following the Closing Date or under such other reasonable method as the parties may agree. For purposes of this subsection (b), exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a daily basis. Notwithstanding anything to the contrary in this Section 9.02(b), Taxes imposed on transactions, if any, occurring on the Closing Date subsequent to the Closing shall be allocated to Purchaser.

                  (c) Purchaser shall pay, or cause to be paid, and shall indemnify Triarc and Parent against and hold each of them harmless from, (i) any Income Taxes attributable to imposed with respect to all taxable periods of the Company ending after the Closing Date (except to the extent such Taxes are allocated to Parent pursuant to Section 9.02(b) hereof) and (ii) all other Taxes relating to the Company or its business or assets other than Taxes for which the Company and Purchaser are indemnified under Section 9.02(a) hereof.

          9.03. Tax Returns, Contests. (a) Parent shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns that include the Company for all taxable periods of the Company which end on or prior to the Closing Date. Purchaser shall cause to be prepared and filed all Tax Returns that include the Company for taxable periods ending after but including the Closing Date; provided, however, that no such Tax Returns shall be filed by Purchaser which could result in Parent having an indemnity obligation under
Section 9.02(a) prior to the receipt of a written consent from Parent, which consent shall not be unreasonably withheld or delayed.

                  (b) Pursuant to Section 13.06(c), after the Closing Date, Purchaser and Parent shall make available to the other and to any taxing authority all relevant information, records or documents relating to Tax liabilities or potential Tax liabilities of the Company for all periods prior to or including the Closing Date. Parent and Purchaser agree to furnish or cause to be furnished to each other, and each at their own expense, as promptly as practicable, such information (including access to books and records) and assistance, including making employees available on a mutually convenient basis to provide additional information and explanations of any material provided, relating to the Company as is reasonably necessary for the filing of any Tax Return and for the pursuit of any claim, suit or proceeding relating to any adjustment or proposed adjustment with respect to Taxes. Purchaser shall cause the Company to retain in its possession such supporting books and records and any other materials that Parent may specify with respect to Tax matters relating to any taxable period ending on, prior to or including the Closing Date until the relevant statute of limitations (including extensions thereof) has expired. After such time, Purchaser may dispose of such material, provided that prior to such disposition Purchaser shall give Parent a reasonable opportunity to take possession of such materials.

                  (c) The Purchaser shall promptly notify Parent in writing upon receipt by Purchaser or the Company or any Affiliate thereof of written notice of any pending or threatened Tax audits or assessments of the Company, which may affect the liability of the Company for Taxes for which it is indemnified under this Article IX. The failure of Purchaser to give notice regarding a claim under the preceding sentence shall relieve Parent of any obligation hereunder to indemnify Purchaser with respect to such claim if such failure materially prejudices the defense of such claim. Parent shall have the sole right to represent the interests of the Company in any tax audit or administrative or court proceeding and to control the defense, compromise, settlement or adjudication of any contest which may affect the liability of the Company for Taxes for which Parent has indemnified the Company under this Article IX; provided, however, that Parent shall not consent to any settlement that may reasonably be expected to have a material adverse effect on the Taxes of the Company with respect to the period after the Closing Date for which it may not seek indemnity from Parent hereunder without the prior written consent of Purchaser. Purchaser agrees to cooperate and cause the Company to cooperate fully with Parent in any such proceeding.

                  (d) Any refunds or credits of Income Taxes of the Company attributable to any taxable period ending on or before the Closing Date shall be for the account of Parent. Any refunds or credits of other Taxes of the Company shall be for the account of Purchaser. Any refunds or credits of Income Taxes of Company attributable to a taxable period that includes (but does not end on) the Closing Date shall be allocated between Parent and Purchaser in accordance with the methodology set forth in Section 9.02(b) hereof. Any refund owed under this
Section 9.03(d) shall be paid promptly after the receipt thereof.

                  (e) The Parent shall promptly notify Purchaser in writing upon receipt by Parent or any Affiliate thereof of written notice of any pending or threatened Tax audits or assessments of the Company which may affect the liability of the Company for Taxes for which Triarc and Parent are indemnified under this Article IX. The failure of Parent to give notice regarding a claim under the preceding sentence shall relieve Purchaser of any obligation hereunder to indemnify Parent and Triarc with respect to such claim if such failure materially prejudices the defense of such claim. Purchaser shall have the sole right to represent the interests of the Company in any tax audit or administrative or court proceeding and to control the defense, compromise, settlement or adjudication of any contest which may affect the liability of the Company for Taxes for which Purchaser has indemnified Triarc and Parent under this Article IX; provided, however, that Purchaser shall not consent to any settlement that may reasonably be expected to have a material adverse effect on the Taxes of the Company with respect to which Purchaser may seek indemnity from Parent hereunder without the prior written consent of Parent. Parent agrees to cooperate fully with Purchaser in any such proceeding.

            9.04. Tax Sharing Agreements. Any tax sharing or tax allocation agreements to which the Company is a party prior to the Closing Date will be terminated immediately prior to the Closing, with no on-going liability to the Company whatsoever.

            9.05. Exclusivity. Notwithstanding anything to the contrary contained in this Agreement, any obligations of the parties hereto in respect of indemnification for claims related to Taxes under this Agreement shall be governed solely by the provisions of this Article IX.

                                  ARTICLE X
                                   SURVIVAL

            10.01 Survival of Representations, Warranties, Covenants and Agreements. All representations and warranties contained in this Agreement and all claims and causes of action with respect thereto shall terminate on the first anniversary of the Closing Date and notices of such claims for indemnification under Section 11.01 shall be given within such one year period; provided, however, that (a) the representations and warranties contained in
Section 3.19 will survive any investigation and inquiry made by or on behalf of Purchaser and shall remain in full force and effect, and all claims and causes of action with respect thereto shall survive, for a period of three (3) years following the Closing Date, and (b) the representations and warranties contained in Sections 3.01, 3.02, 3.03, 3.04 or 3.05(a) will survive any investigation and inquiry made by or on behalf of Purchaser and shall remain in full force and effect, and all claims and causes of action with respect thereto shall survive, without limitation from and after the Closing Date. In the event notice of such claim for indemnification under Section 11.01 is given within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive with respect to such claim until such time as such claim is finally resolved. Nothing in the foregoing sentence shall preclude Purchaser from bringing an action for fraud involving intentional and wanton conduct involving the entire transaction provided for in this Agreement. This Section shall not limit in any way the survival and enforceability of any covenant or agreement of the parties hereto which by its terms contemplates performance after the Closing Date, which shall survive for the respective periods set forth herein.

                                  ARTICLE XI
                               INDEMNIFICATION

            11.01 Indemnification. (a) Subject to Section 10.01 and to paragraph
(c) of this Section and the other Sections of this Article XI, from and after the Closing, Triarc and Parent, jointly and severally, shall defend and indemnify Purchaser and its officers, directors, employees, agents and Affiliates in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any misrepresentation, breach of warranty or nonfulfillment of or failure to perform any covenant or agreement contained in this Agreement on the part of Triarc or Parent. To the extent that any Loss resulting from a breach of Section 3.19 involves an Indemnified Environmental Matter, Purchaser Group's exclusive remedy shall be pursuant to Article XII.

                  (b) Subject to Section 10.01 and to paragraph (c) of this Section and the other Sections of this Article XI, from and after the Closing, Purchaser shall indemnify Triarc and Parent and its respective officers, directors, shareholders, employees, agents and Affiliates in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any misrepresentation, breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Purchaser contained in this Agreement.

                  (c) Notwithstanding anything to the contrary contained in this Agreement, no amounts of indemnity shall be payable as a result of any claim in respect of a Loss or Environmental Cost arising under paragraph (a) or (b) of
Section 11.01 or Article XII:

                   (i) unless, with respect to any claim, such claim involves Losses or Environmental Costs in excess of $100,000;

                        (ii) unless, in the case of claims in respect of Losses arising under paragraph (a) or (b) of Section 11.01 (other than under Section 3.19), until and then only to the extent that the applicable Indemnified Parties thereunder have suffered, incurred, sustained or become subject to Losses in excess of $1,000,000 in the aggregate;

                        (iii) unless, in the case of claims in respect of Losses arising under Section 3.19 or Environmental Costs arising under Article XII, until and then only to the extent that the Purchaser Group has suffered, incurred, sustained or become subject to such Losses or Environmental Costs in excess of $1,000,000 in the aggregate and, to the extent such Losses or Environmental Costs exceed $1,000,000, the Indemnifying Parties shall be responsible for only (A) 60% of the next $2,000,000 of such Losses and Environmental Costs and then (B) 85% of the next $7,000,000 of such Losses and Environmental Costs;

                        (iv) to the extent that such indemnity would result in aggregate liability for indemnification under this Agreement by the applicable Indemnifying Parties in excess of $36,000,000;

                 (v) with respect to any claim for indemnification thereunder, unless the Indemnified Party has given the Indemnifying Party a Claim Notice with respect to such claim, setting forth in reasonable detail the specific facts and circumstances pertaining thereto, as soon as practicable following the time at which the Indemnified Party discovered such claim (except to the extent the Indemnifying Party is not prejudiced by any delay in the delivery of such Claim Notice);

                        (vi) with respect to any Loss resulting from a misrepresentation, breach of warranty or nonfulfillment or failure to be performed of a covenant or agreement that is either (A) disclosed in a written notice, setting forth in reasonable detail the specific facts and circumstances pertaining thereto, delivered by the Indemnifying Party to the Indemnified Party after the date of this Agreement and at or prior to the Closing or (B) otherwise actually known to the Indemnified Party prior to the Closing, if in either case the Indemnified Party nevertheless elects to close (regardless of whether the Indemnified Party waives such misrepresentation, breach, nonfulfillment or failure in writing or otherwise); provided, that such obligation to disclose shall not in any way prejudice or impair the receiving party's right to use such disclosure as evidence of the failure of the relevant condition to its obligation to close; or

                        (vii) to the extent of any Losses suffered or sustained by Purchaser or any of its Affiliates arising from or caused by actions taken or failed to be taken by Purchaser, the Company or any of Purchaser's Affiliates after the Closing.

                  (d) Indemnity for Excluded Liabilities. Triarc and Parent, jointly and severally, shall defend and indemnify Purchaser and its officers, directors, employees, agents and Affiliates in respect of, and hold each of them harmless from and against any and all Losses suffered, incurred or sustained by any of them or to which any of them become subject, resulting from, arising out of or relating to intercompany indebtedness existing as of the Closing Date, tax sharing or management services agreements identified in the Disclosure Schedule, third party Indebtedness existing as of the Closing Date or the Company's ownership of Taysung Enterprises Co., Ltd. or otherwise associated therewith of any nature whatsoever (other than matters arising out of the commercial activities of the Company after the Closing Date or in respect of taxes on dividends or distributions received from Taysung). The indemnity contained in this Section 11.1(d) is not subject to the limitations, restrictions or other provisions of Section 10.01 or 11.01(c).

                  (e) Certain Exclusions. Notwithstanding any other provision of this Agreement, the monetary thresholds and limitations of Section 11.01(c) and the time limitations of Section 10.01 shall not in any event apply to any Purchaser claim for indemnity hereunder which arises under or relates to: breach of the representations and warranties contained in the first sentence of Section 3.01, or in Section 3.03 or 3.04(b); violation of the covenants set forth in
Section 14.15; Excluded Liabilities under Section 11.01(d); or Article IX.

            11.02 Limitation of Liability. For purposes of this Article XI, all Losses shall be computed net of (a) any insurance proceeds actually received from third-party insurance (without consideration of deductibles) for the event or occurrence giving rise to the Losses, and (b) any amounts actually received from any third parties based on claims related to the event or occurrence giving rise to the Losses that the Indemnified Party has against such third parties, which reduce the Losses that would otherwise be sustained; provided, however, that, in all cases, the timing of the receipt or realization of insurance proceeds or recoveries from third parties, the amount of increased costs of insurance arising from the payment or collection of such insurance proceeds, and the costs of collection shall be taken into account in determining the amount of reduction of Losses. If any Indemnifying Party pays to the Indemnified Party any Losses under this
Article XI and the Indemnified Party subsequently recovers from some other person any sum in respect of any matter giving rise to the relevant claim, the Indemnified Party shall repay to the Indemnifying Party the lesser of (a) the amount paid by the Indemnifying Party to the Indemnified Party and (b) the sum recovered from such other person.

            11.03 Procedure for Indemnification. Subject to Section 10.01, all claims for indemnification under this Article XI shall be asserted and resolved as follows:

                  (a) If any claim or demand, or other circumstances or state of facts which could give rise to any claim or demand, for which an Indemnifying Party may be liable to an Indemnified Party hereunder is asserted against or sought to be collected by a third party (an "Asserted Liability"), the Indemnified Party shall as soon as reasonably possible notify the Indemnifying Party in writing of such Asserted Liability (the "Claim Notice"); provided, that no delay on the part of the Indemnified Party in giving any such Claim Notice shall relieve the Indemnifying Party of any indemnification obligation hereunder except to the extent that the Indemnifying Party is materially prejudiced by such delay. The Indemnifying Party shall have 60 days (or less if the nature of the Asserted Liability requires) from its receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party whether or not the Indemnifying Party desires, at the Indemnifying Party's sole cost and expense and by counsel of its own choosing to defend against such Asserted Liability; provided, that if, under applicable standards of professional conduct a conflict on any significant issue between the Indemnifying Party and any Indemnified Party exists in respect of such Asserted Liability, then the Indemnifying Party shall reimburse the Indemnified Party for the reasonable fees and expenses of one additional counsel (who shall be reasonably acceptable to the Indemnifying Party). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld), consent to any settlement unless such settlement (i) includes a full and unconditional release of the Indemnified Party and (ii) does not require the Indemnified Party to make any payment or forego or take any action. Notwithstanding the foregoing, the Indemnified Party shall have the right to control, pay or settle any Asserted Liability which the Indemnifying Party shall have undertaken to defend so long as the Indemnified Party shall also waive any right to indemnification therefor by the Indemnifying Party. If the Indemnifying Party undertakes to defend against such Asserted Liability, the Indemnified Party shall cooperate fully with the Indemnified Party and its counsel in the investigation, defense and settlement thereof, but the Indemnifying Party shall control the investigation, defense and settlement thereof. If the Indemnified Party desires to participate in any such defense it may do so at its sole cost and expense. If the Indemnifying Party elects not to defend against such Asserted Liability, then the Indemnifying Party shall have the right to participate in any such defense at its sole cost and expense, but the Indemnified Party shall control the investigation, defense and settlement thereof at the reasonable cost and expense of the Indemnifying Party. The Indemnifying Party shall not be liable for any settlement of any Asserted Liability effected without its prior written consent (which consent shall not be unreasonably withheld).

                  (b) If an Indemnified Party should have a claim against the Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall send a Claim Notice with respect to such claim to the Indemnifying Party. The Indemnifying Party shall have 60 days from the date such Claim Notice is delivered during which to notify the Indemnified Party in writing of any good faith objections it has to the Indemnified Party's Claim Notice or claims for indemnification, setting forth in reasonable detail each of the Indemnifying Party's objections thereto. If the Indemnifying Party does deliver such written notice of objection within such 60-day period, the Indemnifying Party and the Indemnified Party shall attempt in good faith to resolve any such dispute within 60 days of the delivery by the Indemnifying Party of such written notice of objection.

            11.04 Cooperation. If requested by the Indemnifying Party, the Indemnified Party shall cooperate fully in the defense or prosecution of any suit, action, claim, proceeding or investigation for which such Indemnifying Party is being called upon to indemnify the Indemnified Party pursuant to this
Article XI, and the Indemnified Party shall furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith and, if appropriate, the Indemnified Party shall make any counterclaim against the party asserting such suit, action, claim, proceeding or investigation or any cross-complaint against any person in connection therewith and the Indemnified Party further agrees to take such other actions as reasonably may be requested by an Indemnifying Party to reduce or eliminate any Loss for which the Indemnifying Party would have responsibility, but the Indemnifying Party will reimburse the Indemnified Party for any fees or expenses incurred by it in so cooperating or acting at the request of the Indemnifying Party.

            11.05 Exclusivity; Waiver. After the Closing and except in the instance of fraud involving intentional and wanton conduct involving the entire transaction provided for in this Agreement, to the extent permitted by Law, the indemnities set forth in this Article XI shall be the exclusive remedies of Purchaser, Triarc, Parent and the Company and their respective officers, directors, employees, agents and Affiliates for any misrepresentation, breach of warranty or nonfulfillment or failure to be performed of any covenant or agreement contained in this Agreement, and the parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the parties hereto hereby waive. The foregoing shall not restrict a party's right to obtain equitable relief for breach of the covenants contained in this Agreement.

                                 ARTICLE XII
                            ENVIRONMENTAL MATTERS

            12.01 Indemnity Obligations Related to Environmental Matters. (a) Subject to the limitations set forth in Section 11.01(c), Section 12.01(b),
Section 12.03 and Section 12.04(d), Triarc and Parent (hereinafter the "Indemnifying Parties"), jointly and severally, hereby agree to indemnify and hold harmless the Purchaser and the Company (hereinafter, the "Purchaser Group") from and against any and all Environmental Costs suffered, incurred or sustained by them or to which any of them become subject, resulting from, arising out of or relating to any Indemnified Environmental Matter as set forth herein, provided, however, that in no event shall the Indemnifying Parties be obligated to indemnify the Purchaser Group in respect of Environmental Costs (i) associated with the operations of the Business by the Purchaser Group after the Closing Date, subject to the rights and remedies otherwise available to the Purchaser Group under this Agreement, or (ii) which are not the subject of a notice hereunder given by the Purchaser Group to the Indemnified Parties within five years from the Closing Date.

                  (b)  The  Indemnifying   Parties'  obligations  under  Section
12.01(a) (the "Environmental Indemnity Obligations") shall be subject to the following:

                        (i) The Indemnifying Parties' obligations for an Indemnified Environmental Matter will be satisfied upon resolution thereof in accordance with applicable Environmental Law and payment of associated Environmental Costs in accordance herewith.

                        (ii) The Purchaser Group shall notify the Indemnifying Parties in writing within ten (10) days of each Indemnified Environmental Matter, which notice shall be accompanied by such related documentation as is then reasonably available. The Purchaser Group shall provide the Indemnifying Parties with material supplemental documentation as the same becomes reasonably available. The Indemnifying Parties shall have no obligation for indemnification to the extent failure to provide written notice and documentation prejudices the Indemnifying Parties.

                        (iii) Environmental Status Report. Purchaser Group shall provide the Indemnifying Parties with a quarterly report (the "Environmental Status Report"), on or prior to the fifth business day of the month following the end of each calendar quarterly period regardless if the deductible specified in Section 11.01(c)(ii) has been exceeded. The Environmental Status Report shall describe in reasonable detail the status of any matters alleged to be Indemnified Environmental Matters for which Purchaser Group is exercising Principal Management. The Environmental Status Report shall set forth the following information or documents for each Indemnified Environmental Matter:

            1. Amount and description of any Environmental Costs incurred by Purchaser Group during the preceding quarterly period, together with documentation sufficient to support any expenditures incurred;

                  2. Summary of any meeting or other interaction with any governmental agency or third party during the preceding quarter together with copies of any documents associated with such interaction;

                  3. Description of any Remedial Action taken during the preceding quarter (including the evaluation used to select such Remedial Action), or any other significant developments, together with documentation thereof;

                  4. Estimate of remaining Environmental Costs to Purchaser Group together with supporting documentation, including any feasibility studies relating thereto;

                  5. Description of any planned meeting or other interaction with an governmental agency or third party or any planned Remedial Action (including the evaluation used to select such Remedial Action), including, if known, the date and location of any such interaction or Remedial Action;

                  6. Description and  documentation  of any developments  during the preceding quarter relating to recovery of any costs related to Underground Storage Tanks ("UST") from any state or federal UST trust fund together with any correspondence to or from any representative of any such UST fund; and

                  7. Any of the following  documents,  to the extent prepared or received  during the  preceding  quarter:  notices  from  government agencies, reports, workplans, analytical data and any other non-privileged documentation and correspondence materially bearing on the Remedial Action.

            12.02.Notification of Disputes. In the event the Indemnifying Parties dispute the appropriateness of any action taken or planned by Purchaser Group, the appropriateness of any Environmental Costs incurred by Purchaser Group regarding a Indemnified Environmental Matter or whether any matter constitutes an Indemnified Environmental Matter, the Indemnifying Parties agree to notify Purchaser Group of such dispute within a reasonable time of having received written indemnification demand from Purchaser Group. However, the Indemnifying Parties' failure to provide such notice shall not limit the Indemnifying Parties' right to later asset such a dispute except to the extent Purchaser Group is materially prejudiced by such failure.

            12.03.Environmental Cost. The parties agree that any Environmental Cost incurred by Purchaser Group in connection with any alleged Indemnified Environmental Matter shall be, as appropriate, applied to the deductible specified in Section 11.01(c)(iii) or indemnified pursuant to the terms hereof; provided, however, that the Remedial Action for which any such Environmental Costs will be incurred shall satisfy all of the following criteria:

           1. The Remedial Action is required by Environmental Laws as of the Closing Date; and

           2. To the extent the cost for performing the Remedial Action is increased because the use of the Properties is not for an industrial purpose, the increased costs are to be borne by the Purchaser Group;

    12.04.Duty of Reasonable Cooperation. (a) The parties agree to reasonably cooperate with one another in connection with any Indemnified Environmental Matter, including allowing reasonable access to relevant personnel, records, and facilities;

            (b) The parties agree to promptly notify one another of any material contact, whether written, verbal, or in person, by or with any government agency or third party regarding any Indemnified Environmental Matter;

            (c) The Indemnifying Parties shall have the right to audit at their own expense the Purchaser Group's engineering efforts in connection with any alleged Indemnified Environmental Matter, including, but not limited to (i) consulting with Purchaser Group's engineer; (ii) taking split samples; (iii) the right to request, which shall not be unreasonably denied, to take samples; (iv) inspecting field conditions; (v) attending meetings between the Purchaser Group and any Governmental or Regulatory Authority; (vi) observing Purchaser Group's field activities or reviewing Purchaser Group's documentation relating to the alleged Indemnified Environmental Matter; provided however that the foregoing does not reasonably interfere with the Purchaser Group's engineering efforts; and

            (d) The Purchaser Group covenants to diligently pursue the lowest cost alternative for Remedial Action relating to an Indemnified Environmental Matter consistent with sound engineering practices reasonably calculated to achieve compliance with Environmental Law and the Indemnifying Parties shall not be required to indemnify the Purchaser Group to the extent of any breach of this covenant. To the extent the Purchaser Group elects in writing to pursue a higher cost alternative, the excess cost shall be borne by the Purchaser Group.

            12.05.Disclosure of Information. The Parties agree not to submit or disclose information about the environmental condition of the Properties relating to any Indemnified Environmental Matter to any Person unless affirmatively required to do so by Environmental Law or other Applicable Law. If one of the Parties concludes that it is required to disclose such information ("Disclosing Party"), the Disclosing Party, shall immediately notify the Other Party of: (i) the particular requirement involved, and (ii) any proposed disclosures or submittals it intends to make. The Disclosing Party shall provide the Other Party with a reasonable time period to review and comment upon such proposed submittal or disclosure within the time period required under Environmental Law. The Disclosing Party shall reasonably consider requested modifications by the Other Party prior to making such submittal or disclosure.

            12.06.Reimbursement of Environmental Costs By Purchaser Group . The Purchaser Group covenants that it will diligently pursue reimbursement from any state or federal UST trust fund or from any Person for Environmental Costs incurred pursuant to any Indemnified Environmental Matter. The net amount of any Environmental Costs so recovered shall be reimbursed to the Indemnifying Parties to the extent theretofore paid or, to the extent not so paid, shall reduce the Environmental Cost otherwise payable by the Indemnified Parties.

            12.07.Sole and Exclusive Remedy. The parties agree that the Indemnifying Parties' obligation to indemnify Purchaser Group for Indemnified Environmental Matters shall constitute the Purchaser Group's sole and exclusive remedy regarding any Indemnified Environmental Matters that may arise in connection with this transaction. With the exception of a fraud claim or a claim to enforce the terms of this Environmental Indemnity, the Purchaser Group hereby waives all statutory or common law rights and remedies, including but not limited to any claims under CERCLA, against Triarc for any Environmental Costs associated with Indemnified Environmental Matters.

                                 ARTICLE XIII
                                 TERMINATION

            13.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

                  (a) at any time before the Closing, by mutual written agreement of Parent and Purchaser;

                  (b) at any time before the Closing, by Parent or by Purchaser in the event that any final and nonappealable Order or Law becomes effective restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement, upon notification of the non-terminating party by the terminating party; or

                  (c) at any time after February 27, 1998 by Parent or by Purchaser, upon notification of the non-terminating party by the terminating party if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating party.

            13.02 Effect of Termination. If this Agreement is validly terminated pursuant to Section 13.01, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of Triarc, Parent or Purchaser (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except that the provisions with respect to expenses in Section 14.04 and confidentiality in Section 14.05 will continue to apply following any such termination.

                                 ARTICLE XIV
                                MISCELLANEOUS

            14.01 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

                  If to Purchaser, to:
                  The B.F. Goodrich Company
                  BF Goodrich Specialty Chemicals
                  9911 Brecksville Road
                  Cleveland, Ohio  44141-3247
                  Facsimile No.:  (216) 447-5730
                  Attn: Alexander C. Schoch
                        Vice President, Legal

                  If to Triarc or Parent, to:
                  Triarc Companies, Inc.
                  280 Park Avenue
                  New York, NY 10017
                  Attn: Brian L. Schorr, Executive Vice
                          President and General Counsel
                  Facsimile No.:  212-451-3216
                  with a copy to:
                  Schulte Roth & Zabel LLP
                  900 Third Avenue
                  New York, New York  10022
                  Attn:  Stuart D. Freedman, Esq.
                  Facsimile No.:  212-593-5955

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

            14.02 Entire Agreement. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, except that certain confidentiality agreement between Triarc and Purchaser, dated August 28, 1997 (the "Confidentiality Agreement"), and this Agreement, together with the Confidentiality Agreement, contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof. There are no restrictions, promises, representations, warranties, agreements or undertakings of any party hereto with respect to the transactions contemplated by this Agreement other than those set forth herein or made hereunder.

            14.03 Expenses. Except as otherwise expressly provided in this Agreement (including without limitation as provided in Section 13.02), whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby.

            14.04 Public Announcements. At all times at or before the Closing, Triarc and Parent, on the one hand, and Purchaser, on the other hand, will not issue or make any reports, statements or releases to the public or generally to the employees, customers, suppliers or other Persons to whom the Company sell goods or provide services or with whom the Company otherwise has significant business relationships with respect to this Agreement or the transactions contemplated hereby without the consent of the other, which consent shall not be unreasonably withheld. If either party is unable to obtain the approval of its public report, statement or release from the other party and such report, statement or release is, in the opinion of legal counsel to such party, required by Law or the rules and regulations of any applicable stock exchange in order to discharge such party's disclosure obligations, then such party may make or issue the required report, statement or release and promptly furnish the other party with a copy thereof. Triarc and Parent, on the one hand, and Purchaser, on the other hand, will also obtain the other party's prior approval of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement, which approval shall not be unreasonably withheld.

            14.05 Confidentiality. The terms and provisions of the Confidentiality Agreement are hereby incorporated by reference herein, and the parties hereto agree to be bound by the terms of the Confidentiality Agreement as if originally a party thereto; provided, however, that if any conflict exists between this Agreement and the Confidentiality Agreement, the terms and conditions set forth herein shall supersede and govern.

            14.06 Further Assurances; Post-Closing Cooperation; Supply Agreement. (a) Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the parties hereto shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Law, to fulfill its obligations under this Agreement.

                  (b) Following the Closing, each party will afford the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating to the Business or Condition of the Company in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation of tax returns, (ii) the determination or enforcement of rights and obligations under this Agreement, (iii) compliance with the requirements of any Governmental or Regulatory Authority, (iv) the determination or enforcement of the rights and obligations of any Indemnified Party or (v) in connection with any actual or threatened Action or Proceeding. Further, each party agrees for a period extending six (6) years after the Closing Date not to destroy or otherwise dispose of any such books, records and other data unless such party shall first offer in writing to surrender such books, records and other data to the other party and such other party shall not agree in writing to take possession thereof during the ten (10) day period after such offer is made.

                  (c) If, in order properly to prepare its tax returns, other documents or reports required to be filed with Governmental or Regulatory Authorities or its financial statements or to fulfill its obligations hereunder, it is necessary that a party be furnished with additional information, documents or records relating to the Business or Condition of the Company not referred to in paragraph (b) above, and such information, documents or records are in the possession or control of the other party, such other party agrees to use reasonable best efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient's request, cost and expense.

                  (d) Notwithstanding anything to the contrary contained in this Section, if the parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records in accordance with any provision of this Section in relation to such dispute shall be subject to applicable rules relating to discovery.

                  (e) After the Closing, the Purchaser shall cause the Company to, comply with the terms and provisions of that certain Supply Agreement, dated as of March 31, 1996 by and between the Company and Avondale Mills, Inc.

            14.07 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

            14.08 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

            14.09 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article XI.

            14.10 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except (a) for assignments and transfers by operation of Law and (b) that Purchaser may assign any or all of its rights, interests and obligations hereunder to a wholly-owned subsidiary, provided that any such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein, but no such assignment referred to in clause (b) shall relieve Purchaser of its obligations hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

            14.11 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

            14.12 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

            14.13 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to a Contract executed and performed entirely within such State, without giving effect to the conflicts of laws principles thereof.

            14.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

            14.15 Non-Competition Covenant. (a) In consideration of Purchaser's entering into and fulfilling its obligations under this Agreement, and ancillary to the sale of the Common Stock as provided herein, Triarc and Parent agree that, without the prior written consent of Purchaser, Triarc and Parent and their Subsidiaries shall not for a period of five (5) years after the Closing
Date: (i) engage in any Competing Activity (as hereinafter defined) within the geographic area in which Company or its Affiliates has conducted the Business, it being understood and agreed by the parties that such geographic area is world-wide; or (ii) either for its own benefit or purposes or the benefit or purposes of any other person, interfere with, attempt to divert, entice away or accept any business from any Person who was a customer of the Company for the purpose of a Competing Activity.

                  (b) For the purposes of this Agreement, "Competing Activity" means any participation in, or other ownership or organization of, any person or entity which is engaged in, or hereafter engages in, the design, development, manufacture, distribution or sale of any Product, whether Triarc or Parent or their Subsidiaries are acting as an agent, consultant, investor, partner, shareholder, proprietor or in any representative capacity.

                  (c) For the purposes of this Agreement, the term "Products" means that group of products which has been designed, developed, and/or produced and which is being sold or offered for sale by the Company on the Closing Date in the operation of its business, and any products which are competitive therewith or which perform substantially the same functions as them.

                  (d) Notwithstanding the foregoing, nothing herein shall prevent or prohibit Triarc, Parent or any of their Subsidiaries from acquiring, investing in, controlling, or otherwise having an interest in a business so long as not more than ten percent (10%) of such business' sales and profits are derived from an operation which is a Competing Activity, or from acquiring, investing in, or otherwise having an interest in not more than a ten percent (10%) equity interest or capital stock interest in a business whose sales and profits are derived from a Competing Activity.

                  (e) Should  any  portion  of the  covenants  set forth in this
Section 14.15 be unenforceable because of the scope thereof or the period covered thereby, or otherwise, the subject covenant shall be deemed to be reduced and limited to enable it to be enforced to the extent permissible under the laws and public policies applicable to any legal action in which enforcement is sought.

            14.16 Triarc Guaranty. (a) Triarc hereby unconditionally guarantees the full and prompt performance by Parent of each and every covenant, obligation, indemnity or undertaking of Parent hereunder, and Triarc guarantees that Parent shall at all times perform same in accordance with the terms and conditions of this Agreement. Upon failure of Parent to perform, discharge, satisfy or deliver pursuant to any such covenant, obligation, indemnity or undertaking hereunder, Triarc shall forthwith on demand by Purchaser perform in place of Parent as though Triarc had been the party hereunder in place of Parent.

                  (b) The obligations of Triarc hereunder shall be unconditional and absolute, and without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

                        (i) any extension, renewal, settlement, compromise, waiver or release of any obligation of Parent under this Agreement;

                        (ii)  any modification or amendment of this Agreement;

                        (iii) any change in the corporate existence, structure or ownership of Parent or any insolvency, bankruptcy, reorganization, or similar proceeding affecting Parent or its assets, or the liquidation, dissolution, merger or similar termination of the existence of Parent;

                        (iv) any act or omission to act or delay of any kind by Parent, Triarc or any other person or entity or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of Parent's or Triarc's obligations hereunder.

            (c) Notwithstanding any other provision hereof, the provisions of this Section 14.16 shall survive the Closing as independent obligations and covenants of Triarc.

            IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

                                    THE B.F. GOODRICH COMPANY

                                    By:  John A. Weaver
                                    Name: John A. Weaver
                                    Title:   Vice President

                                    TRIARC COMPANIES, INC.

                                    By:  John L. Barnes, Jr.
                                    Name: John L. Barnes, Jr.
                                    Title:   Senior Vice President

                                    TXL HOLDINGS, INC.

                                    By:  John L. Barnes, Jr.
                                    Name: John L. Barnes, Jr.
                                    Title:   President

                           LIST OF OMITTED ANNEXES




Annex A                 --          C.H. Patrick & Co., Inc.
                                    Working Capital Adjustments

Disclosure Schedules



The Registrant hereby agrees to furnish supplementally a copy of the omitted annex or the Disclosure Schedules to the Securities and Exchange Commission upon its request.